P R E S S	R E L E A S E

FOR IMMEDIATE RELEASE	CONTACTS:

Kenneth R. Posner Chief Financial Officer Rewards Network Inc. (312) 521-6790 Allan Jordan/Margot Olcay The Global Consulting Group (646) 284-9400

REWARDS NETWORK INC. OUTLINES GOALS FOR 2004

AT ANNUAL MEETING OF STOCKHOLDERS

Chicago, IL May 26, 2004 – George S. Wiedemann, President and Chief Executive Officer of Rewards Network Inc., (AMEX: IRN) one of the nation’s leading providers of loyalty and rewards programs, today outlined at the 2004 Annual Meeting of Stockholders the Company’s accomplishments of 2003 and business goals for 2004 in building a great rewards company.

“We are taking the Company beyond our foundation business of dining rewards to offer rewards across a spectrum of travel, leisure and entertainment categories,” Wiedemann told stockholders at the meeting. “We are taking the Company beyond its founding product based on advancing cash to the restaurant, to become a company that drives transactions through marketing-driven products. Our stated mission is: to become the leading multi-credit card rewards brand, growing to 5 million active members and 20,000 merchants in at least three vertical categories by the end of 2005. That’s why we officially changed the name of the company to Rewards Network last December and we are making substantial progress against our goals.”

The 2004 Annual Meeting of Stockholders of Rewards Network, Inc. was held in Chicago on May 25, 2004. The stockholders approved both of the items on the agenda. The present Directors were re-elected for another term, and stockholders voted to adopt the 2004 Long-Term Incentive Plan.

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Accomplishments of 2003

During the presentation to stockholders, George Wiedemann outlined the great progress and range of accomplishments for the Company during 2003. In the core business, Dining Rewards, the merchant base grew from 9,681 restaurants to 10,836, up 11.9%. Total qualified dining transactions grew from 7.9 million in 2002 to 10.5 million in 2003, up 33%. “As a consequence of continuing to board members, and stimulate their usage, active members grew from 2.5 million to 3.4 million members, with impressive growth in the top two segments of engagement,” said Wiedemann.

May of 2003 marked a pivot point in the Company’s history, when Rewards Network took its first step to grow beyond dining, by launching its Hotel Rewards product, with the modest inventory of 400 hotels. As a result of a strategic relationship with a major internet hotel channel, by year end, Rewards Network was offering 7,000 hotels to approximately 50% of the member base. This growth of the hotel rewards offering also attracted several of the Company’s major partners to the program. “In April of this year, we boarded Northwest Airlines and American Airlines as partners in our hotel program, joining United, Delta, Continental and Alaska Airlines,” said Wiedemann. “While the hotel business is still a small part of our overall business, it is building nicely, and we expect to continue building our travel business in the years to come.”

Wiedemann further pointed out to stockholders, “For 2003, we set the goal to generate net free cash flow. I’m pleased to report that the Company grew gross rights to receive last year by over $25 million while at the same time generating net free cash flow of $6 million. To further strengthen the balance sheet, we raised $70 million in October 2003 through a convertible debt offering, and used it to retire our short-term securitized borrowing facility. Through that effort Rewards Network has locked in low interest rates for the next five years.”

The financial result of the Company’s progress in 2003 was that sales grew 21% to $349 million, and earnings grew 32%, on a tax-equivalent pro-forma basis, to $0.62 per share versus $0.47 in 2002.

Outlook

“The mission of building a great rewards company continues this year,” commented Wiedemann. “We will mark two major milestones in expanding the business to new spaces this year.”

First, in June 2004, Rewards Network expects to begin offering rewards at Canadian merchants to its U.S. members. Then in July 2004, Rewards Network plans to launch a

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Canadian rewards program with its Canadian partners. “We have developed exciting new partnerships in Canada,” said Wiedemann. “One is a large retailer in Canada, and the other is a prominent card issuer.”

Second, Rewards Network plans to launch its Retail Rewards program in the second half of the year, with two major airline partners, and a spectrum of retail merchants in which to earn rewards. Wiedemann noted that the first offering is with Kabloom, an 81-store florist chain that is currently working with Rewards Network in the Retail Rewards pilot program.

Concluding his remarks at the 2004 Annual Meeting of Stockholders George Wiedemann said, “This is a serious building year for Rewards Network. We’re scaling the Dining Rewards sales force in order to grow the restaurant merchant base. We will continue to grow the hotel business, and we’re expanding to Canada and launching Retail Rewards. In sum, this year will be a significant step forward on the path to building Rewards Network.”

About Rewards Network Inc.

Rewards Network, headquartered in Chicago, Illinois, provides loyalty and rewards programs for restaurants and hotels via its registered credit card platform. Incentives are offered through the Rewards Network branded program, airline frequent flyer dining programs, club memberships and other affinity organizations. Rewards Network has 3.4 million active members, over 10,000 restaurants and more than 7,000 hotels participating in its rewards programs. Rewards Network’s common stock trades on the American Stock Exchange under the symbol IRN and is listed in newspapers as REWARDS. Additional details about Rewards Network can be found at www.rewardsnetwork.com or by calling Rewards Network at 1-877-491-3463.

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company’s actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company’s filings with the Securities and Exchange Commission.